Exhibit 12

CrowdCheck Law LLP

700 12th Street NW, Suite 700

Washington, DC 20005

February 17, 2023

Board of Managers

RoyaltyTraders LLC dba SongVest

1053 East Whitaker Mill Rd., Suite 115

Raleigh, NC 27604

To the Board of Managers:

We are acting as counsel to RoyaltyTraders LLC (the “Company”) with respect to the preparation and filing of an Offering Statement on Form 1-A, including pre-and post-qualification amendments (the “Offering Statement”). The Offering Statement covers the contemplated sale of units (the “Royalty Share Units”) representing the contractual right to receive a portion of any royalty revenues from the music portfolio underlying a specified royalty sharing agreement (a “Royalty Share Agreement”) as set forth on Schedule 1 hereto (each, an “Offering”).

The Royalty Share Units will be purchased and sold pursuant to a subscription agreement as set forth in Part III of the Offering Statement (the “Subscription Agreement”), and as entered into (or to be entered into) between the Company and each purchaser of the Royalty Share Units (“Purchasers”).

In connection with the opinion contained herein, we have examined the Offering Statement, the certificate of formation of the Company, its Limited Liability Company Operating Agreement, the Subscription Agreement, a Written Consent of the Board of Managers of the Company authorizing offering(s) of securities under Tier 2 of Regulation A promulgated under the Securities Act of 1933, as amended, and the Royalty Share Agreement specific to each Offering, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. Additionally, in rendering the opinions set forth below, we have assumed that each Purchaser has the legal capacity or power, corporate or other, to enter into and perform all such obligations under the Subscription Agreement.

We are opining herein as to the effect on the subject transactions only of the laws of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including federal law.

Based upon the foregoing, we are of the opinion that the Royalty Share Units being sold pursuant to the Offering Statement have been authorized by all necessary limited liability company actions of the Company and, when paid for by and delivered to the Purchasers in accordance with the terms set forth in the Offering Statement, will be valid, binding obligations of the Company in accordance with the terms therein.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the Offering Statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the Offering Statement.

Yours truly,

/s/ CrowdCheck Law LLP
AS/GHA

SCHEDULE 1

Royalty Share Unit Name	Underlying Portfolio(s)	Offering Price per Unit		Minimum Offering Amount	Maximum Offering Amount	Maximum Units
“Hit The Quan”	“Hit the Quan” Producer’s Share	$16.00	(1)	$31,200	$31,200	1,950
“Chippass”	“Chippass” Record Label’s Share	$250.00	(1)	$13,750	$27,750	111
“Fear No More”	“Fear No More” Writer’s Share	$100.00	(1)	$7,700	$14,000	140
“Cross Me”	“Cross Me” Writer’s Share	$100.00	(1)	$11,500	$21,500	215
“YoungBoy NBA – Drawing Symbols”	“YoungBoy NBA – Drawing Symbols” Writer’s Share	$100.00	(1)	$7,700	$13,800	138
“Onyx, Travis Scott, The Notorious B.I.G. & More”	“Onyx, Travis Scott, The Notorious B.I.G. & More” Writer’s Share (excluding performance) & Publisher’s Share	$150.00	(1)	$33,000	$64,500	430
“Young L”	“Young L” Writer’s Share & Co-Publisher’s Share	$150.00	(1)	$10,197	$20,394	198
“Cainon Lamb”	“Cainon Lamb” Writer’s Share	$103.00	(1)	$86,250	$171,000	1,140
“Erik Cain”	“Erik Cain” Sound Recording Owner’s Share	$150.00	(1)	$15,700	$29,800	298